Certificate of Amendment to Articles of Incorporation
                         For Profit Nevada Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)


1.       Name of corporation:  Europa Resources Inc.

2. The articles have been amended as follows:

         Article 1 -- change the name of the corporation from Europa Resources
                      Inc. to EWRX Internet Systems Inc.

         Article 2 -- change the authorized shares of common stock from
                      50,000,000 to 100,000,000

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

         Article 1-- 5,437,200              )
                                            ) over 50%
         Article 2-- 5,434,200              )

4.       Signatures:


/s/ Ron Davis                                /s/ William R. Wilson
----------------------------                 --------------------------------
President or Vice President                  Secretary or Assistant Secretary
(acknowledgment required)                    (acknowledgment not required)


State of:         British Columbia
County of:        Vancouver

This instrument was acknowledged before me on May 17, 1999, by Ron Davis as President, as designated to sign this certificate of Europa Resources Inc.


/s/ David N. Harrison
------------------------
Notary Public Signature